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                                                                    EXHIBIT 4.15

                           AGREEMENT WITH RESPECT TO
                             CONVERTIBLE DEBENTURES
                          OF KIEWIT MATERIALS COMPANY

     THIS AGREEMENT, made and entered into this   day of           , 20  , by
and between                , hereinafter referred to as the Debentureholder, and
KIEWIT MATERIALS COMPANY a Delaware corporation, hereinafter referred to as the Corporation;

                                  WITNESSETH:

     WHEREAS, it has been and is the policy of the Corporation, as being in its best interest, to restrict the issuance and holding of its corporate convertible debentures, hereinafter referred to as debentures; and

     WHEREAS, the Debentureholder, being presently qualified to hold debentures, desires to be issued debentures of the Corporation to be held subject to the conditions and restrictions required to effect the aforesaid policy as set forth hereinafter;

     NOW THEREFORE, in consideration of the issuance of debentures to the Debentureholder and for other good and valuable consideration, the receipt whereof is acknowledged by each of the parties hereto, it is agreed by and between the parties as follows:

          (1) Debentures Subject to Agreement. Unless otherwise specifically set forth in a separate written agreement between the Corporation and the Debentureholder, this Agreement shall apply to all debentures issued to the Debentureholder on or before the date of this Agreement and any additional debentures which are issued to the Debentureholder after the date of this
     Agreement pursuant to an indenture, dated as of           , 2000 (the
     "Indenture"), executed and delivered by the Corporation and UMB Bank, N.A., as Trustee. This Agreement supersedes any previous agreement between the Corporation and the Debentureholder relating to such debentures and the sale or repurchase of such debentures by the Corporation. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to these terms in the Indenture.

          (2) Purchase of Debentures Upon Debentureholder's Proposed Disposition of Debentures. Except for pledges of debentures as collateral for loans in connection with the ownership of the debentures, the Debentureholder shall not give, sell, assign, pledge, encumber, hypothecate, transfer or otherwise dispose of any debentures subject to this Agreement, without first offering in writing to sell the debentures to the Corporation. The offer to sell the debentures to the Corporation by the Debentureholder shall be accepted by the Corporation and a notice of acceptance shall be given to the Debentureholder within 30 days following receipt of the offer from the Debentureholder.

          (3) Purchase of Debentures Upon Termination of Debentureholder's Employment or Debentureholder's Death.

          (a) In the event that the Debentureholder's employment is terminated for any reason other than the Debentureholder's death, the Debentureholder shall sell the Corporation all of the debentures owned by the Debentureholder, and the Corporation shall purchase all of such debentures in accordance with the terms of this Agreement. Notice of the Corporation's intent to purchase such debentures shall be given within 90 days from the date the employment has ceased.

          (b) In the event that:

             (i) the Debentureholder dies prior to the expiration date of the Regular Conversion Period with respect to any debentures held by the Debentureholder, and the Debentureholder's representative or estate, as the case may be, fails to convert such debentures prior to the earlier of (a) the 30-day period following the Debentureholder's death, or (b) the expiration of such Regular Conversion Period, in accordance with the terms thereof and the Indenture; or
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             (ii) the Debentureholder dies on or after the expiration date of such Regular Conversion Period,

     the Debentureholder's representative or estate, as the case may be, shall sell the Corporation all of such debentures owned by the Debentureholder, and the Corporation shall purchase all of such debentures in accordance with the terms of this Agreement. Notice of the Corporation's intent to purchase such debentures shall be given:

             (x) in the event that the Debentureholder dies prior to the expiration date of such Regular Conversion Period and the Debentureholder's representative or estate, as the case may be, fails to convert the Debentureholder's debentures as provided in subparagraph (i) above, within 180 days from the date which is 30 days following the date of the Debentureholder's death; and

             (y) in the event that the Debentureholder dies on or after the expiration date of such Regular Conversion Period, within 180 days from the date of the Debentureholder's death.

     For purposes of this Section 3:

     "Employment" is defined to mean employment by the Corporation, one of its subsidiaries or a joint venture in which the Corporation and/or its subsidiaries have a 20 percent or more interest; provided, however, that prior to the distribution by Peter Kiewit Sons', Inc.("Kiewit") as a dividend of shares of common stock of the Corporation to Kiewit's stockholders, "Employment" shall also mean employment by Kiewit, one of Kiewit's subsidiaries or a joint venture in which Kiewit and/or its subsidiaries have a 20 percent or more interest or employment by KCP, Inc. or any one of KCP, Inc.'s subsidiaries or a joint venture in which KCP, Inc. and/or its subsidiaries have a 20 percent or more interest; and

     "Subsidiaries" of the Corporation, Kiewit or KCP, Inc. shall mean any corporation in which such entities own, directly or indirectly, at least 20 percent of the outstanding capital stock, based on the total dollar value of outstanding stock if there is more than one class of stock outstanding.

          (4) Purchase Price and Payment for Debentures. The purchase price shall be at a price equal to the principal amount of the debentures plus accrued and unpaid interest to the date of purchase. The purchase price shall be paid to the Debentureholder, or such other person as may be legally entitled thereto, within 60 days after the date of mailing of notice by the Corporation as provided in paragraphs (2) and (3); provided, that the Corporation received the certificate or certificates evidencing the debentures subject to purchase by the Corporation, endorsed in blank or accompanied by appropriate transfer powers executed in blank, and accompanied by such other evidence of authority as may reasonably be required. In the event of failure to deliver to the Corporation the certificate or certificates for the debentures subject to purchase with required evidence of authority within 30 days after the date of mailing the notice by the Corporation as provided in paragraphs (2) and (3), the Secretary of the Corporation shall be authorized to cancel such certificates on the books of the Corporation and such debentures shall be deemed to be no longer outstanding. The holder of such debentures shall thereafter have no further interest as a holder of debentures with respect to such debentures except to receive the purchase price therefor. It is further understood and agreed that the Corporation shall be authorized to deduct from the purchase price any amount due it or others from the Debentureholder pertaining to the debentures.

          (5) Debentures to be Acquired by Corporation from Debentureholder. It is agreed by the parties that in the event any debenture is tendered by the Debentureholder to the Corporation, the Corporation shall purchase all of the tendered debentures, and in addition thereto, may, at its option, purchase all or any part of such other debentures then owned by the Debentureholder.

          (6) Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be sufficient if delivered in person or sent by certified mail, return receipt requested. The notice to the Debentureholder or the Debentureholder's personal representatives, if mailed, shall be sent to the Debentureholder's last known address. The notice to the Corporation shall be delivered or mailed to the Secretary, Kiewit Materials Company, Kiewit Plaza, Omaha, Nebraska 68131.

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          (7) Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Nebraska.

          (8) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives and assigns of the Debentureholder and upon the successors and assigns of the Corporation.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

WITNESS:

-----------------------------------------------------  -----------------------------------------------------
                                                       Name: [Debentureholder]

ATTEST:                                                KIEWIT MATERIALS COMPANY
-----------------------------------------------------  By:
                                                       -----------------------------------------------------
                                                           Name:
                                                           Title:

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